Exhibit 99.1

N E W S B U L L E T I N	FOR FURTHER INFORMATION: POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 OTCQX: PTSX

AT THE COMPANY:

John Schweizer

Vice President, Controller

(323) 987-9405

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, May 11, 2017

POINT.360 ANNOUNCES THIRD FISCAL QUARTER RESULTS

Point.360 (OTCQX: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2017. For the quarter, the Company’s sales were $6.7 million generating a loss of $2.4 million, or $0.19 per share. The Company also reported negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN*) of $1.3 million for the period. For the nine month period, the Company’s sales were $21.2 million generating a net loss of $8.4 million, or $0.66 per share. The Company also reported negative EBITDAN* of $5.6 million for the nine month period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “In the third quarter, the Company continued to reduce operating costs in response to lower revenues. We also closed down our Movie Q business at the end of the quarter as the remaining two store leases were scheduled to expire on April 30. Excluding the related non-cash impairment of Movie Q assets, operating costs in the third quarter and first nine months fiscal 2017 have decreased $2.4 million and $6.3 million, respectively from the same periods last year.”

Mr. Bagerdjian continued: “Additional services have been combined among our three facilities. Although third quarter revenues have increased when compared to the second fiscal quarter, and our localization, specialized quality control and TV Post businesses are growing, near-term liquidity will remain a challenge. We will continue to take steps to manage cash.”

Revenues

Revenue for the quarter ended March 31, 2017 totaled $6.7 million compared to $8.9 million in the same quarter last year. Revenues for the nine months ended March 31, 2017 were $21.2 million compared to $29.3 million last year.

Gross Margin

In the third quarter of fiscal 2017, gross margin was $1.2 million (18% of sales), compared to $1.7 million (19% of sales) in the prior year’s third quarter. For the first nine months of fiscal 2017, gross margin was $3.2 million or 15% of revenues, compared to $6.8 million, or 23% of revenues in last year’s period.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2017, SG&A expenses were $3.4 million, or 51% of sales, compared to $4.1 million, or 46% of sales, in the third quarter of last year. For the current nine month period, SG&A expenses were $11.4 million (54% of sales), compared to $13.2 million (45% of sales) last year. SG&A for the nine month period ended March 31, 2016 includes approximately $0.3 million of legal, accounting and other expenses related to the MVF purchase transaction.

Impairment of Long Lived Assets

Due to declining revenues and the expiration of the remaining two store leases, the Company decided to abandon the Movie Q business as of March 31, 2017 and write off the remaining Movie Q assets, resulting in an impairment charge of $0.4 million in the three and nine months ended March 31, 2017.

Point360 News Bulletin	1

Operating Loss

Operating loss was $2.5 million in the third quarter of fiscal 2017 compared to a $2.4 million loss in last year’s third quarter. For the nine months ended March 31, 2017, the operating loss was $8.5 million compared to $6.4 million last year.

Interest Expense and Other Income

Interest expense was $146,000 and $151,000 for the three month periods ended March 30, 2017 and 2016, respectively, and $0.5 million and $0.4 million for the nine month periods then ended, respectively. The increase in the nine month period was due to higher borrowings.

Other income in all periods includes sublease income. Other income in the prior nine month period included $4.1 million representing the $6.8 million difference between (i) the aggregate fair values assigned to the purchased tangible and intangible assets of Modern VideoFilm, Inc.(Modern), and (ii) the fair value of the common shares and the warrants given as consideration for the purchase, net of a $2.7 million deferred income tax benefit recorded is connection with the recognition of the gain.

Income Taxes

During the nine months ended March 31, 2016, the Company recorded a deferred income tax benefit in the amount of $2.7 million related to the gain associated with the Modern transaction.

Net Income (Loss)

For the third quarter of fiscal 2017, the Company reported a net loss of $2.4 million ($0.19 per share) compared to a loss of $2.3 million ($0.18 per share) in the same quarter last year. For the first nine months of fiscal 2017, the Company reported a net loss of $8.4 million, or $0.66 per diluted share, compared to income of $0.8 million ($0.06 per share) in the same period last year. Excluding net gain related to the Modern transaction, the Company recorded a net loss of $6.0 million, or $0.48 per share in the first nine months of fiscal 2016.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN* to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2017	2016	2017
Net income (loss)	$(2,293,000)	$(2,439,000)	$778,000	$(8,391,000)
Interest (net)	151,000	146,000	366,000	468,000
Income taxes	-	-	(2,709,000)	-
Depreciation & amortization	572,000	544,000	1,589,000	1,702,000
Other non-cash charges:
Bad debt expense	9,000	3,000	29,000	18,000
Impairment	-	361,000	-	361,000
Stock based compensation	68,000	75,000	226,000	266,000
EBITDAN before non-operating gain	(1,493,000)	(1,310,000)	279,000	(5,576,000)
Non-operating gain	-	-	(4,099,000)	-
EBITDAN after non-operating gain	$(1,493,000)	$(1,310,000)	$(3,820,000)	$(5,576,000)

Point360 News Bulletin	2

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and nine month periods ended March 31, 2016 and 2017:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2017	2016	2017

Revenues	$8,894,000	$6,656,000	$29,328,000	$21,227,000
Cost of services sold	(7,153,000)	(5,462,000)	(22,510,000)	(18,038,000)

Gross profit	1,721,000	1,194,000	6,818,000	3,189,000
Selling, general and administrative expense	(4,104,000)	(3,372,000)	(13,210,000)	(11,371,000)
Impairment of long lived assets	-	(361,000)	-	(361,000)

Operating loss	(2,893,000)	(2,539,000)	(6,392,000)	(8,543,000)
Interest expense	(151,000)	(146,000)	(366,000)	(468,000)
Gain on bargain asset purchase	-	-	4,099,000	-
Other income	241,000	247,000	728,000	620,000

Income (loss) before income taxes	(2,293,000)	(2,438,000)	(1,931,000)	(8,391,000)
Income tax expense current	-	-	(5,000)	-
Income tax benefit deferred	-	-	2,714,000	-
Net income (loss)	$(2,293,000)	$(2,438,000)	$778,000	$(8,391,000)

Income (loss) per share:
Basic:
Net income (loss)	$(0.18)	$(0.19)	$0.06	$(0.66)
Weighted average number of shares	12,611,550	12,740,506	12,503,685	12,719,229
Diluted:
Net income (loss)	$(0.18)	$(0.19)	$0.06	$(0.66)
Weighted average number of shares including the dilutive effect of stock options	12,611,550	12,740,506	13,128,504	12,719,229

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2016		March 31, 2017
Working Capital	$(3,111,000	)(1)	$(1,450,000)
Property and equipment, net	13,924,000		5,098,000
Total assets	20,542,000		11,138,000
Current portion of long term debt	5,244,000		2,225,000
Long-term debt, net of current portion	5,947,000		6,343,000
Shareholder’s equity	4,430,000		(3,641,000)

(1)	Reflects the classification of long-term debt as a current liability due to previous financial covenant default conditions under the Company’s prior credit agreements.

Point360 News Bulletin	3

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. See www.point360.com and www.mvf.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

Point360 News Bulletin	4